** Indicates information which has been omitted and filed separately with the SEC pursuant to a confidential treatment request. Asterisks appear on page 2 and 3 of this agreement.

                            DATABASE ACCESS AGREEMENT


     This is a Database access Agreement between Digital Media Resources, Ltd., with a principal office located at Gounodstraat 1 2018 Antwerpen Belgium, referred to in this Agreement as ``Vendor,'' and Berens Industries, Inc., of 701 North Post Oak Road, Suite 350, Houston, Texas 77024, USA, referred to in this Agreement as ``Customer.''


                                    RECITALS
     Vendor represents that it is the exclusive publishing agent for the Mayer Book of Switzerland and has established a database or other digitally based medium (collectively referred to as "Database") that is available for access by its customers pursuant to the terms and conditions of this Agreement. Customer desires to obtain access to Vendor's Database known as Art Library Auction Index, which uses the contents of the most recently published Mayer Book of Switzerland as its principal information source.
Therefore, in consideration of the promises made in this Agreement, Vendor and Customer agree as follows:


                               ACCESS TO DATABASE
     1. When Vendor accepts and the parties execute this Agreement, during the term of this Agreement Customer shall be entitled to access Vendor's Database as specified in this Agreement continuously, twenty-four (24) hours per day, throughout the term of this Agreement, subject to the other terms and conditions stated in this Agreement. Vendor agrees to always provide access in accordance with the then current minimum industry standards and Vendor acknowledges that such minimums will likely change with new technology. Specifically and currently, Vendor agrees to provide a minimum access capacity on its artlibrary.com site of two hundred and fifty six kilobytes per second (256kb/s). In the event that the volume of traffic renders this 256kb/s level of bandwidth insufficient, Vendor agrees to increase the bandwidth and/or server capacity in line with the increase in server usage at Vendor's sole expense.

                                      TERM
     2. This Agreement shall take effect on the date of its acceptance by Vendor and shall continue in effect for thirty-six (36) months, except as otherwise provided in this Agreement. This Agreement shall be automatically renewed on a month to month basis at the end of the thirty-six (36) month period unless it is terminated in writing by either party giving ninety (90) days written notice.

                             CONTENTS OF DATABASE
     3. (a) Customer shall have access to Vendor's Database known as Art Library Auction Index which contains auction records from more than 800 auction houses in 40 countries through its site artlibrary.com, and uses the contents of the most recently published Mayer Book of Switzerland as its principal information source.
(b) Vendor agrees to deliver custom designed interfaces that links Customer's sites to the Database stored on Vendor's server. Vendor further agrees to allow the Customer to improve the custom interfaces to take advantages of any technological advancements that may occur during the term of this Agreement.
(c) Vendor shall maintain and update the Database with the same care and frequency as in the twelve (12) months proceeding the date of this Agreement. Vendor shall update the Database with respect to future auction records within the following time limits:
(i)     1998  data  by  September  1,  1999;
(ii)     1999  data  by  September  1,  2000;  and
(iii)     2000  data  by  September  1,  2001.
     Vendor acknowledges that time is of the essence in relation to these time limits.

                       SECURITY AND INTELLECTUAL PROPERTY
     4. (a) Customer acknowledges the title of Vendor to all intellectual property rights now or in the future asserted by Vendor in relation to materials contained on Vendor's artlibrary.com site. Customer agrees not to challenge Vendor's said rights.
     (b) Customer shall protect the security in regard with access to the data on the Database, using no less care than it does to protect its own data.
     (c) Vendor acknowledges the title of Customer to all intellectual property rights now or in the future asserted by Customer in relation to materials contained on Customer's site, other than the pages licensed to Vendor. Vendor agrees not to challenge Customer's said rights.

                                     CHARGES
     5. (a) Customer shall pay a monthly fee of **. Payments shall be made quarterly upon execution of this Agreement. Customer may at Customer's sole discretion make lump sums payments during the term of this Agreement for a discount fee as follows:
          (i)  ** lump sum payment for 24 months; or
          (ii) ** lump sum payment for 36 months.

Customer will pay a lump sum payment for the first 12 months as follows:

          - ** upon execution of this agreement.
          - ** on or before 15 November 1999 as the balance of the annual lump sum, less discounts and payments made **

Customer is in no way obligated to make other said lump sum payments after the First twelve months.

                                   TERMINATION
     6. (a) Vendor may cancel this Agreement if Customer fails to pay the agreed fee as stated in Paragraph 5 herein after thirty (30) days written notice. Customer may terminate this Agreement on ten (10) days written notice to Vendor if Vendor:
(i)     fails  to  maintain  and  enhance  the  Database  on  a  regular  basis;
(ii) fails to provide the agreed bandwidth and/or server capacity as specified in Paragraph 1 herein.; or
(iii) sells, assigns, reassigns, or in any way compromises its contract as the exclusive publishing agent for the Mayer Book of Switzerland which is essential to Customer.

                                   EXCLUSIVITY
     7. (a) Vendor shall not grant access to it Database to any sites that are operated in the English language other than access previously granted to Interactive Collector Limited ("IC"), London, UK, and to Vendor itself. Vendor agrees to grant Customer a right of second refusal, after IC, to meet any offers Vendor receives for its Database and related content during the term of this Agreement, and for a period of three (3) months following the termination of this agreement.
         (b)  **
         (c) Vendor shall vigorously prevent IC from reselling, reassigning, or redistributing the contents of, or the access rights to, the Database records. Other than Customer, IC, their wholly-owned subsidiaries and those parties covered under 7(b) of this Agreement, no other party (included, but not limited to, clients, partners and affiliates of IC) may offer any products or the internet as a distribution medium. **

                                   ASSIGNMENT
     8. Customer and Vendor agrees that this Agreement shall not be assigned or transferred and that any attempt on either part to assign or transfer this Agreement or any of its rights or obligations under this Agreement shall be null and void. Customer further agrees that Vendor may assign payments due under this Agreement with prior permission or approval of Customer.

                                  GOVERNING LAW
     9. This Agreement shall be construed under and be governed by the laws of the State of Texas in the United States of America.

                                ENTIRE AGREEMENT
     10. This Agreement, including all attachments, constitutes the entire Agreement of the parties.

                                     NOTICES
     11. Notices required or provided for under this Agreement may be given by Vendor to Customer in writing or electronically over its computer service. Notices required or provided for under this Agreement may be given by Customer to Vendor in writing or electronically over Vendor's computer service. No public statements in regard to the nature of this agreement may be made before the option fee of US$ 33,000 is received by Vendor.

                               NONWAIVER OF RIGHTS
     12. Customer and Vendor agree that no failure or delay to exercise any right, power, or privilege on the part of either party shall operate as a waiver of any right, power, or privilege under this Agreement. Customer and Vendor also agree that no single or partial exercise of any right under this Agreement shall preclude further exercise of the right.

                                  SEVERABILITY
     13. If any court determines that any provision in this Agreement is invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

                                 ATTORNEY'S FEES
     14. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

                                      August 13
Executed  at  Houston, Texas on -----------------------, 1999.

DIGITAL  MEDIA  RESOURCES  LTD.


      /s/David Dehaeck
By:------------------------------
      David  Dehaeck
      Managing  Director

BERENS  INDUSTRIES,  INC.


     ./s/Marc Berens
By:  -----------------------------
      Marc  Berens
      Chief  Executive  Officer